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Exhibit 99.1

BOULDER, Colo., Aug. 10 -- Image Guided Technologies, Inc. (Nasdaq: IGTI) announced today that it has executed a letter of intent with Founders Equity Inc. to secure equity financing of between $1.5 to 2.5 million. Consummation of the financing is subject to the execution of a stock purchase agreement whereby Image Guided Technologies Inc. has agreed to sell to Founders Equity Inc. up to $2.5 million of equity. The securities offered have not been registered under the Securities Act of 1933, and may not be offered or sold in the United States absent registration or an applicable exemption from registration.

Paul Ray, Chairman and CEO of Image Guided Technologies said, "This transaction will provide funds for the Company's continued development of a new line of image guided surgical instruments, investment in capital equipment at its subsidiary, Brimfield Precision, Inc. and reduction of debt associated with the acquisition of BPI."

The Nasdaq Stock Market, Inc. has notified the Company that it must demonstrate compliance with The Nasdaq SmallCap listing requirements by August 21, 1998, and the introduction of this equity should enable the Company to be in compliance.

Image Guided Technologies designs, develops, manufactures and markets products for real-time, precise, free-hand, localization of points in 3D space. In medical applications, FlashPoint determines the position of specially designed surgical instruments relative to a patient's anatomy and CT or MR images during Image guided surgical procedures. In industrial applications such as parts inspection and motion tracking, the Company's Pixsys localizer measures the position or shape of objects in 3D space, Brimfield Precision, Inc. is an ISO 9001 certified manufacturer of general and minimally invasive surgical instruments and orthopedic implants.

Statements in this release that are not strictly historical may be "forward-looking" statements, which involve risks and uncertainties. These include, but are not limited to, potential fluctuations in operating results, bank debt, dependence on few customers, technological changes protection of intellectual property rights, competition, regulation by the FDA, risk of product liability claims, possible changes in healthcare regulation, shortages of labor and dependence on key management and technical personnel. See the Company's most recent reports on Form 10-QSB and Form 10-KSB.